Exhibit 5.1

26 August 2021

VTEX

125 Kingsway

London, United Kingdom

WC2B 6NH

Dear Sirs

VTEX (Company)

We are attorneys-at-law qualified to practise in the Cayman Islands and have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Company’s registration statement on Form S-8, including all amendments or supplements thereto (Registration Statement) filed with the United States Securities and Exchange Commission (SEC) under the United States Securities Act of 1933 as amended (Securities Act) relating to the reservation for issuance of up to 9,449,529 Class A common shares of US$0.0001 par value each on the capital of the Company (Shares) upon the exercise of certain options under the Company’s General Stock Option Purchase Plan and Sub-Plan for US residence (Plan).

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official records, corporate records or external or internal registers and have not undertaken, or been instructed to undertake, any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not verified.

Opinion

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1.

the Shares to be issued by the Company pursuant to the provisions of the Plans and the Resolutions have been duly authorised for issue, and when issued by the Company pursuant to the provisions of the Plan and the Resolutions for the consideration fixed thereto, and duly registered in the Company’s register of members, will be validly issued, fully paid and non-assessable; and

2.

the Plans is governed by the laws of the Cayman Islands and are, or will be, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the Cayman Islands.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Shares and express no opinion or observation upon the terms of any such document.

Yours faithfully

/s/ Intertrust Law Limited

Intertrust Law Limited

Intertrust Law Limited

Leeward 1 Regatta Office Park, West Bay, Grand Cayman, Cayman Islands

SCHEDULE 1

List of Documents Examined

1.	the Certificate of Incorporation dated 25 June 2018;

2.	the amended and restated Memorandum and Articles of Association of the Company adopted by special resolution passed on 15 July 2021;

3.	a Certificate of Good Standing in respect of the Company issued by the Registrar of Companies dated 9 July 2021;

4.	a certificate from a director of the Company, a copy of which is attached to this opinion letter (Director’s Certificate);

5.	the Plan;

6.	the resolutions of the board of directors of the Company with respect to the Plans dated 9 December 2019, 20 April 2020, 19 October 2020, 27 November 2020 and 17 June 2021 (Resolutions); and

7.	the Registration Statement.

(1 to 7 above are Documents)

SCHEDULE 2

Assumptions

The opinions provided are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. In giving the opinion above, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

1.	Copies of documents provided to us are true and complete copies if, or in the final forms of, the originals.

2.	All signatures, initials and seals are genuine.

3.

The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Plan.

4.

No monies paid to or for the account of any party under the Plan or the Registration Statement or any property received or disposed of by any party to the Plan or the Registration Statement in each case in connection with the Plan or the Registration Statement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (as revised) or the Terrorism Act (as revised), respectively).

5.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out above.

6.	None of the Shares were or will be issued for less than par value.

7.	No invitation has been or will be made by or on behalf to the Company to the public in the Cayman Islands to subscribe for any of the Shares.

8.	The Resolutions remain in full force and effect.

SCHEDULE 3

Qualifications

1.

Under Cayman Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third-party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

2.

In this letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

3.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

VTEX

Level 4, Harbour Place

103 South Church Street

Grand Cayman KY1-1002

Cayman Islands

August 26, 2021

To:	Intertrust Law

Leeward 1, Regatta Office Park

Grand Cayman

KY1-9005

Cayman Islands

Dear Sirs

VTEX (Company)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (Opinion) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3

The Resolutions are a true and correct record of the resolutions made by the directors of the Company on the date stated therein. The resolutions set out in the Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The shareholders of the Company (Shareholders) have not restricted the powers of the directors of the Company in any way.

5

There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement or the Plan.

6	The directors of the Company at the date of the Resolutions were as follows:

9 December 2019; 20 April 2020; 19 October 2020; 27 November 2020:

Geraldo do Carmo Thomaz Junior

Mariano Gomide de Fario

Andre Spolidoro Gerreira Gomes

Paulo Passoni

Francisco Alvares Demalde

17 June 2021

Geraldo do Carmo Thomaz Junior

Mariano Gomide de Faria

Paulo Passoni

Francisco Alvarez-Demalde

Alejandro Raul Scannapieco

Arshad Matin

Benoit Jean-Claude Marie Fouilland

Intertrust Law Limited

Leeward 1 Regatta Office Park, West Bay, Grand Cayman, Cayman Islands

7

The authorised share capital of the Company is US$210,000 divided into 2,100,000,000 shares of a nominal or par value of US$0.0001 each which may be issued as Class A Common Shares, Class B Common Shares or common shares of any class or as shares with preferred, deferred or other special rights or restrictions as the Board may determine from time to time in accordance with the Memorandum and Articles of the Company. The issued share capital of the Company is 74,288,005 Class A Common Shares and 115,869,036 Class B Common Shares.

8

The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

9

Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement and each of the Plans the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

10

Each director of the Company considers the transactions contemplated by the Registration Statement and the Plan to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature: /s/ Geraldo do Carmo Thomaz Júnior

Name: Geraldo do Carmo Thomaz Júnior

Title: Director